QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 7, 2006

Registration No. 333-134327

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEWLETT-PACKARD COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	94-1081436 (IRS Employer Identification Number)
3000 Hanover Street Palo Alto, California 94304 (650) 857-1501 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ann O. Baskins, Esq.
Senior Vice President, General Counsel and Secretary
3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Charles N. Charnas, Esq. Paul T. Porrini, Esq. Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304 (650) 857-1501	John A. Fore, Esq. Michael Occhiolini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Explanatory Note

        We are filing this Post-Effective Amendment No. 1 to the Registration Statement (File Nos. 333-134327) for the purpose of filing additional exhibits to the Registration Statement and to update Item 14 to reflect certain expenses with respect to the Global Note Offering. This Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

        The following is a statement of the estimated expenses (other than underwriting compensation) to be incurred by Registrant in connection with this registration statement and the issuance and distribution of $1.0 billion principal amount of Global Notes registered under this registration statement.

SEC registration fee*	$107,000
Accounting fees and expenses	130,000
Trustees' fees and expenses (including counsel fees)	12,000
Legal fees and expenses	70,000
Printing and engraving fees	1,000
Rating agency fees	330,000
Miscellaneous	1,000

Total	$651,000

*
In accordance with Rules 456(b) and 457(r), we are deferring payment of all of the registration fees except for $107,000 which has been paid in connection with an offering of $1.0 billion principal amounts of Global Notes.

Item 15.    Indemnification of directors and officers.

        Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

        Our certificate of incorporation contains a provision eliminating the personal liability of our directors to HP or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

        Our bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by Delaware law. Our bylaws also provide:

            (i)  that we are authorized to enter into individual indemnification contracts with our directors and officers to the fullest extent not prohibited by Delaware law, and

           (ii)  that we shall not be required to indemnify any director or officer if (a) the director or officer has not met the standard of conduct which makes indemnification permissible under Delaware law, or (b) the proceeding for which indemnification is sought was initiated by such director or officer and such proceeding was not authorized by the board of directors.

        HP maintains liability insurance for our directors and officers. HP has also agreed to indemnify certain officers against certain claims by their former employers as a result of their employment by HP.

        In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

        The underwriting agreements that may be entered into between us and the underwriters may contain certain provisions regarding indemnification of our officers and directors by the underwriters.

Item 16.    Exhibits.

Incorporated by Reference to Filings Indicated
Exhibit Number							Filed Herewith
	Exhibit Description	Form	File No.	Exhibit		Filing Date
1.1	Underwriting Agreement for Global Notes.						X
3.1	Certificate of Incorporation.	10-Q	001-04423	3(a	)	June 12, 1998
3.2	Amendment to the Certificate of Incorporation.	10-Q	001-04423	3(b	)	March 16, 2001
3.3	Amended and Restated By-Laws effective May 18, 2006.	8-K	001-04423	99.2		May 22, 2006
4.1	Form of Senior Indenture	S-3	333-30786	4.1		March 17, 2000
4.2	Form of Subordinated Indenture.	S-3	333-30786	4.2		March 17, 2000
4.3	Form of notes related to the debt securities (contained in Exhibits 4.1 and 4.2).
4.4	Form of Preferred Stock Certificate.*
4.5	Form of Deposit Agreement.*
4.6	Form of Depositary Receipt (contained in Exhibit 4.5).
4.7	Form of Warrant Agreement.*
4.8	Form of Warrant Certificate.*
4.9	Indenture, dated as of June 1, 2000, between the Registrant and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Bank), as Trustee.						X
4.10	Form of $1,000,000,000 Global Notes due May 22, 2009.						X
5.1	Opinion of Charles N. Charnas.**
5.2	Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation.**
5.3	Opinion of Charles N. Charnas with respect to the Global Notes offering.						X
5.4	Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation with respect to the Global Notes offering.						X
12.1	Computation of ratio of earnings to fixed charges.	10-Q	001-04424	12		March 10, 2006

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.**
24.1	Power of Attorney (included on the signature page of this Registration Statement).**
25.1	T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee, in respect of the Senior Indenture.**
25.2	T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee, in respect of the Subordinated Indenture.**

*
To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or by post-effective amendment.

**
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant, Hewlett-Packard Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California on June 7, 2006.

HEWLETT-PACKARD COMPANY
By:
/s/ CHARLES N. CHARNAS Charles N. Charnas, Vice President, Deputy General Counsel and Assistant Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*/s/ MARK V. HURD Mark V. Hurd	President and Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2006
*/s/ ROBERT P. WAYMAN Robert P. Wayman	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	June 7, 2006
*/s/ JON E. FLAXMAN Jon E. Flaxman	Senior Vice President and Controller (Principal Accounting Officer)	June 7, 2006
*/s/ PATRICIA C. DUNN Patricia C. Dunn	Chairman of the Board	June 7, 2006
*/s/ LAWRENCE T. BABBIO, JR. Lawrence T. Babbio, Jr.	Director	June 7, 2006
*/s/ SARI M. BALDAUF Sari M. Baldauf	Director	June 7, 2006
*/s/ RICHARD A. HACKBORN Richard A. Hackborn	Director	June 7, 2006
*/s/ JOHN H. HAMMERGREN John H. Hammergren	Director	June 7, 2006
*/s/ GEORGE A. KEYWORTH II George A. Keyworth II	Director	June 7, 2006
*/s/ ROBERT L. RYAN Robert L. Ryan	Director	June 7, 2006
*/s/ LUCILLE S. SALHANY Lucille S. Salhany	Director	June 7, 2006
*By:	/s/ Charles N. Charnas Charles N. Charnas (Attorney-in-Fact)

EXHIBIT INDEX

Incorporated by Reference to Filings Indicated
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	Underwriting Agreement for Global Notes.					X
4.9	Indenture, dated as of June 1, 2000, between the registrant and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Bank), as Trustee.					X
4.10	Form of $1,000,000,000 Global Notes due May 22, 2009.					X
5.3	Opinion of Charles N. Charnas with respect to the Global Notes offering.					X
5.4	Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation with respect to the Global Notes offering.					X

QuickLinks

Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX